Exhibit 99.1

Electrochem Announces Agreement to Acquire Micro Power Electronics

Expands Company’s Share of the Portable Medical Battery Market

CLARENCE, N.Y.--(BUSINESS WIRE)--December 13, 2011--Electrochem Solutions, Inc., a subsidiary of Greatbatch, Inc. (NYSE:GB), today announced a definitive agreement to acquire Micro Power Electronics for net cash consideration of approximately $60 million and the assumption of debt and certain transaction-related payments and expenses. Greatbatch intends to finance this acquisition, which is expected to close by the end of the year, with cash on hand and availability under its existing revolving credit facility.

Micro Power, headquartered in Beaverton, Oregon, is a leading supplier of custom battery solutions, serving the portable medical market as well as military and handheld automatic identification and data collection (AIDC) markets. Micro Power’s highly-respected commercial portfolio complements products and services offered by Electrochem for the portable medical, energy, military and environmental industries.

“This complementary acquisition will diversify Electrochem’s revenue base by expanding its presence in the portable medical market, and stimulating growth in other key market sectors,” said Susan M. Bratton, Senior Vice President, Electrochem. “Additionally, the combination of world-class talent from Electrochem and Micro Power will deliver even stronger innovation, research and development, product commercialization opportunities and industry service excellence, directly benefiting our customers, our employees and our shareholders.”

Electrochem plans to maintain Micro Power’s facility in Oregon, where it employs approximately 200 people. Greatbatch anticipates minimal impact to existing Micro Power and Electrochem employment, given the complementary nature of the two organizations. The Beaverton site’s collaboration with Electrochem locations in Clarence, New York and metropolitan Boston will allow for bi-costal operations in support of an expanded customer base, while also helping the company retain and recruit the world’s top innovators.

Electrochem anticipates that Micro Power will have approximately $70 million of revenue for 2011. Excluding one-time acquisition related charges, the Micro Power acquisition is expected to be neutral to Greatbatch’s earnings for 2011 and 2012 and accretive thereafter.

Micro Power was advised on the transaction by XMS Capital Partners.

This press release contains forward-looking statements, including statements regarding the anticipated closing date of the above described acquisition, the expected effect of the acquisition on Greatbatch’s earnings and sales and their role in complementing and advancing Electrochem’s business. These statements are based on current expectations, forecasts and assumptions. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond Greatbatch's control. Among other things, these factors include the risk that the acquisition will not be completed or is delayed. Other factors include the possibility that the expected financial and strategic benefits of the acquisition are not realized in a timely manner or at all, and that unknown or larger than anticipated liabilities are assumed in connection with the acquisition that results in losses to Electrochem and Greatbatch. For a further list and description of risks and uncertainties associated with Greatbatch’s business, see its filings with the Securities and Exchange Commission, including the “Risk Factors” section in Greatbatch’s most recent annual report on Form 10-K. Greatbatch disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

About Electrochem and Greatbatch, Inc.

Electrochem, founded in 1979, is a world leader in the design and manufacture of custom battery and wireless sensing technology solutions. A subsidiary of Greatbatch, Inc., Electrochem was born from the lithium battery invented for the implantable pacemaker by Wilson Greatbatch. Today, Electrochem is known for its reliable products which are used across a range of applications in the portable medical, energy, military, aerospace, environmental and process control industries. For more information, visit www.electrochemsolutions.com.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands -- Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. The QiG Group empowers the design and development of new medical devices for the company’s core markets. For more information, visit www.greatbatch.com.

CONTACT:
Electrochem Solutions, Inc.
Media:
Christopher Knospe, 716-759-5727 (office)
cknospe@greatbatch.com
or
Investor Relations:
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer
mbenedetti@greatbatch.com